Exhibit 99.1

Press Release

Horizon Offshore Receives Notice of Possible Nasdaq Delisting

HOUSTON, August 19, 2004 (PRIMEZONE) -- Horizon Offshore, Inc. (NasdaqNM:HOFF - News) announced today that it has received notice from the Nasdaq Stock Market that the Company is not in compliance with the minimum bid price requirement for continued listing on the Nasdaq National Market (the "National Market"). The Company's common stock has closed for the last 30 consecutive business days below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(b)(4) (the "Rule"). The letter provides the Company 180 days, or until February 14, 2005, to regain compliance with the $1.00 per share requirement. The letter further provides that if, at anytime before February 14, 2005, the bid price of the common stock of the Company closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will notify the Company that it is in compliance with the Rule.

If the Company is unable to demonstrate compliance with the Rule by February 14, 2005, Nasdaq will determine whether the Company meets the National Market initial listing criteria as set forth in Marketplace Rule 4420, except for the minimum bid requirement. If the Company meets this criterion, Nasdaq will grant the Company an additional 180-day compliance period. If such additional period is granted and the Company has not regained compliance by June 29, 2005, Nasdaq will notify the Company of its continued non-compliance, the pending expiration of the compliance period and its right to request a hearing.

If the Company does not regain compliance with the Rule by February 14, 2005, and is not eligible for an additional compliance period, the Company's common stock will be delisted or moved to the Nasdaq SmallCap Market, and the Company would have the right to appeal such delisting determination to a Listings Qualifications Panel.

Horizon and its subsidiaries provide marine construction services for the offshore oil and gas and energy industries in the U.S. Gulf of Mexico, West Africa, Southeast Asia, Latin America, and the Mediterranean. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company's substantial amount of debt, high reliance on external sources of financing and improved cash flow to meet its obligations and reduce its existing debt, resolution of the Company's outstanding claims against Pemex and others; industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like "should", "expects", "believes", "anticipates", "may", "could", etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

Contact:	Horizon Offshore, Inc.
David W. Sharp
(713) 361-2630